EXECUTIVE EMPLOYMENT AGREEMENT


     This Executive Employment Agreement (this "Agreement") is made and entered into this 12th day of July, 1996, by and between MARTIN SCHUEPBACH ("Executive") and EUROGAS, INC., a Utah corporation ("EuroGas"), based on the following:

     The Board of Directors of EuroGas (the "Board") has determined that it is in the best interests of EuroGas and its shareholders for EuroGas to employ the Executive and to provide the Executive with compensation and benefits arrangements which ensure that his expectations with respect to compensation and benefits will be satisfied and which are competitive with those of other corporations.

                                   Agreement

     NOW, THEREFORE, based on the foregoing premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefit to the parties to be derived herefrom, it is hereby agreed as follows:

     1.   Employment and Term.

          (a) EuroGas hereby employs Executive and Executive hereby accepts employment upon the terms and conditions set forth herein. The term of employment of the Executive under this Agreement will commence on the date hereof and will end on the third anniversary of the date hereof; provided, however, that such term shall automatically be extended for an additional three-year period commencing on the third anniversary of the date hereof unless Executive or EuroGas by written notice to the other not less than 60 days prior to such anniversary notifies the other that the term hereof shall not be so extended (such term of employment, as the same may be extended from time to time as provided herein, being thereafter referred to as the "Employment Period").

          (b) During the Employment Period, Executive will serve as EuroGas' President and Chief Executive Officer. The Board shall take all necessary action to cause Executive to be elected to serve as a member of the Board effective as of the date hereof. In addition, EuroGas shall use its best efforts to ensure that Executive shall serve as a member of the Board at all times during the Employment Period; provided, however that if Executive is nominated by the Board for election as a director at an annual meeting of the stockholders of EuroGas but is not elected at such meeting, EuroGas shall not be obligated to nominate Executive for election as a director until the next annual meeting of the stockholders of EuroGas. Executive agrees to serve in such offices or positions with EuroGas and agrees to perform such duties appropriate for an executive officer of EuroGas as may be assigned to him from time to time by EuroGas and as described in the bylaws of EuroGas. The Board shall direct, control, and supervise the duties and work of Executive.

          (c) During the Employment Period, the Executive shall reside in Dallas, Texas and the services to be provided by him hereunder shall be performed primarily in the Dallas, Texas area and in such other locations as EuroGas and the Executive shall agree.

     2.   Performance of Services.

          (a) During the Employment Period, Executive agrees to perform faithfully the duties assigned to him by the Board to the best of his ability, to devote his full and undivided business time, attention, and services to the business of EuroGas and not to engage in any other substantial business activities other than at the direction or with the approval of the Board; provided, however, that nothing herein shall restrict Executive from conducting incidental personal business that does not conflict with his obligations under the terms of this Agreement.

          (b) Executive shall observe and comply with the commercially reasonable rules and regulations of EuroGas respecting its business and shall carry out and perform such commercially reasonable orders, directions, and policies of EuroGas as they may be from time to time communicated to Executive either orally or in writing. Executive shall observe and comply with all applicable rules, regulations, and laws governing the business of EuroGas known to Executive.

     3.   Exclusivity of Services and Nondisclosure of Confidential Information.

          (a) Executive agrees that, in the event the Executive voluntarily terminates his employment with EuroGas during the Employment Term, other than for Good Reason (as defined below), or is terminated by EuroGas for Cause pursuant to paragraph 6(a), for a period ending on the first anniversary of the termination of the Employment Period:

               (i) he will not engage in any Covered Activity (as defined below) in competition with the business of EuroGas or any of its subsidiaries (the "EuroGas Group"), directly or indirectly, in the Covered Area (as defined below), whether as employer, proprietary owner, partner, stockholder (other than the holder of less than five percent (5%) of the stock of an entity, the securities of which are traded on a national securities exchange or in the over-the-counter market), director, officer, employee, consultant, or agent;

               (ii) he will not solicit, in competition with the EuroGas Group, any person who is a customer of the business conducted by the EuroGas Group and to whom EuroGas provides contracts or services related to any Covered Activity in the Covered Area at any time during the Employment Period; and

               (iii) he will not induce or attempt to persuade any employee of the EuroGas Group to terminate his or her employment relationship in order to enter into employment with any party engaged in any Covered Activity in the Covered Area in competition with the EuroGas Group.

          (b) Executive further agrees that he will not, at any time during the Employment Period or at any time after the termination of this Agreement, irrespective of the time, manner, or cause of termination, use, disclose, copy, or assist any other person or firm in the use, disclosure, or copying of any trade secrets or other confidential information of the EuroGas Group, except to the extent authorized in writing by EuroGas or as required in connection with the due and proper performance of his duties under this Agreement. Upon termination of his employment hereunder, Executive will surrender to EuroGas all records and other documents containing confidential information obtained by him or entrusted to him during the course of his employment by EuroGas (together with all copies thereof); provided, however, that Executive may retain copies of such documents as are necessary for Executive's personal records for income tax purposes.
     For purposes of this section 3, proprietary information about the business of the EuroGas Group shall be treated as confidential until it has been published or is generally or publicly known outside the EuroGas Group or until it has been recognized as standard practice outside the EuroGas Group. The provisions of this paragraph 3(b) shall remain in effect for a period of three (3) years subsequent to the termination of the Employment Period.

          (c) The following provisions shall apply to the covenants of Executive contained in this section 3:

               (i) The activities in which the Executive will be restricted from engaging pursuant to subsection (a) above (the "Covered Activities") will consist of the exploration for, and development and production of, oil and gas reserves, including coal bed methane gas reserves.

               (ii) The covenants contained in clauses (i) and (ii) of subsection 3(a) shall apply in the area (the "Covered Area") within 100 miles of any location where EuroGas is actively engaged in conducting any Covered Activity at the termination of the Employment Period and those locations in which the EuroGas Group has publicly or internally issued written plans to conduct such activities which have been approved by the Board or senior management of EuroGas prior to the termination of the Employment Period.

               (iii)Executive agrees that a breach or threatened breach on his part of any covenant contained in this section 3 will cause such damage to EuroGas as will be irreparable. Therefore, without limiting the right of EuroGas to pursue all other legal and equitable remedies available for violation by Executive of the covenants contained in this section 3, it is expressly agreed that remedies other than injunctive relief cannot fully compensate the EuroGas Group for such a violation and that EuroGas and the EuroGas Group shall be entitled to seek injunctive relief to prevent any such violation or continuing violation thereof.

               (vi) It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce the covenants contained in this section 3, any term, restriction, covenant, or promise contained therein is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant, or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

               (v) The Executive shall not be subject to the restrictions set forth in subsection 3(c) with respect to information which (A) becomes generally available to the public other than as a result of disclosure by the Executive or his agents or representatives; (B) becomes available to the Executive on a non-confidential basis from a source other than EuroGas or its agents or representatives, provided that to the knowledge of the Executive such source lawfully obtained such information and is not bound by a confidentiality agreement with EuroGas; or (C) is required to be disclosed by law or judicial or administrative process.

     4. Compensation and Benefits. For all services rendered by Executive pursuant to this Agreement, EuroGas shall compensate Executive as follows:

          (a) As annual compensation for Executive's services hereunder, in accordance with its normal payroll practices, EuroGas agrees to pay Executive during the Employment Period a base salary of $240,000 per annum, with an annual increase, as shall be determined in the sole discretion of the board of directors of EuroGas or the designated compensation committee thereof, taking into consideration the performance of EuroGas and its subsidiaries, and the contribution of Executive to such performance, and such other factors as the board of directors or the designated compensation committee thereof may deem appropriate. In addition, the rate of salary may be further or otherwise increased at any time and in such amount as the Board or the designated compensation committee thereof may determine appropriate. In no event may the base salary of the Executive be decreased at any time during the Employment Period without the prior written consent of the Executive.

          (b) EuroGas shall provide to Executive such bonuses as shall be determined appropriate in the sole discretion of the Board or the designated compensation committee thereof, taking into consideration the performance of EuroGas and its subsidiaries, and the contribution of Executive to such performance, or such other factors as the Board or the designated compensation committee thereof may deem appropriate.

          (c) As promptly as practicable after the date hereof, confirm in a written instrument in form reasonably acceptable to the Executive a grant of an option on January 16, 1996 to acquire 250,000 shares of common stock of EuroGas at any time prior to January 16, 2001, such option to have an exercise price of $1.50 per share. Executive shall have the right to exercise twenty percent (20%) of such option as of the date of grant and an additional twenty percent (20%) of such option on each following anniversary of the date of grant. After July 1, 1997, all shares of common stock issuable upon the exercise of the option shall be covered by an effective registration statement on form S-8 kept current by EuroGas until January 16, 2001, or such later date to which the option exercise period may be extended. The option granted to the Executive shall not be subject to forfeiture except as expressly provided herein.

          (d) EuroGas shall include Executive as a participant in any stock option or benefit plans hereinafter adopted, including but not limited to, incentive stock option plans, director stock option plans, or 401k retirement plans in accordance with the most favorable plans, practices, programs, and policies of EuroGas in effect for similarly situated executives. However, EuroGas shall not be required to adopt any such plans.

          (e) EuroGas shall provide to Executive, at the principal executive offices of EuroGas, suitable executive offices and facilities appropriate for Executive's position and suitable for the performance of Executive's responsibilities.

          (f) Executive shall be entitled to vacation and sick leave of at least four weeks in any calendar year or such greater period of time as may be mutually agreed by EuroGas and the Executive. Vacations shall be taken by Executive at a time and with starting and ending dates mutually convenient to EuroGas and Executive. Vacations or portions of vacations not used in one employment year shall carry over to the succeeding employment year, but shall thereafter expire if not used within such succeeding year.

          (g) EuroGas shall reimburse Executive for all proper expenses incurred by him in the performance of his duties hereunder in accordance with the most favorable plans, practices, programs, and policies of EuroGas in effect for similarly situated executives.

          (h) EuroGas shall provide Executive, at EuroGas' expense, with health, medical, and disability insurance policies in accordance with the most favorable plans, practices, programs, and policies of EuroGas in effect for similarly situated executives; provided, however, that to the extent that the Executive elects to maintain in effect coverage currently in force for himself and the members of his immediate family under existing health and medical insurance policies and any renewals and extensions thereof, EuroGas will promptly reimburse the Executive for the premiums and other costs of such policies so long as they do not substantially exceed the costs that would be incurred under the existing plans, practices, programs, and policies of EuroGas. EuroGas shall additionally provide to Executive incentive, retirement, pension, profit sharing, stock option, or other employee benefit plans which are consistent with and similar to such plans provided by EuroGas to its executive employees generally in accordance with the most favorable plans, practices, programs, and policies of EuroGas in effect for similarly situated executives. All costs of such plans shall be an expense of EuroGas and shall be paid by EuroGas. Executive shall also have the right to participate in any other employee benefit programs provided by the EuroGas Group in accordance with the most favorable plans, practices, programs, and policies of EuroGas in effect for similarly situated executives.

          (i) EuroGas shall assume and pay reasonable dues of Executive in local, state, and national societies and associations, and in such other clubs and organizations, as shall be approved and authorized by the board of directors of EuroGas.

          (j) EuroGas shall withhold from Executive's compensation hereunder all proper federal and state payroll taxes and income taxes on compensation paid to Executive and shall provide an accounting to Executive for such amounts withheld.

     5. Continuation of Compensation During Disability. If Executive is unable to perform his services by reason of disability, Executive shall be entitled to his base salary for the initial six months, one-half of his base salary during the next succeeding consecutive three-month period, and one-fourth of his base salary during the following consecutive three-month period. If such illness or incapacity does not cease to exist within the 12 consecutive month period provided herein, Executive and EuroGas may thereupon terminate this Agreement. For purposes of this Agreement, Executive is "disabled" when he is unable to continue his normal duties of employment for a period of at least 90 consecutive business days, by reason of a medically determined physical or mental impairment. In determining whether or not Executive is disabled, EuroGas may rely upon the opinion of any doctor or practitioner of any recognized field of medicine or psychiatric practice selected jointly by EuroGas and Executive and such other evidence as EuroGas deems necessary.

     6.   Termination of Agreement.

          (a) Termination by EuroGas for Cause. EuroGas shall have the right, without further obligation to Executive other than for compensation previously accrued, to terminate this Agreement for cause ("Cause") by showing that (i) Executive has materially breached the terms hereof which breach has not been cured within 30 days after notice thereof from EuroGas to the Executive; (ii) Executive, has been grossly negligent or engaged in material willful or gross misconduct in the performance of his duties; or
     (iii) Executive has committed or been convicted of fraud, embezzlement, theft, or dishonesty or other criminal conduct against EuroGas.

          (b) Termination Upon Death or Disability of Executive. This Agreement shall terminate immediately upon Executive's death, and this Agreement may be terminated at the option of EuroGas in accordance with
     Section 6 if the Executive becomes disabled.

          If this Agreement is terminated pursuant to this Section 7(b), EuroGas shall have no obligation to provide further compensation to the Executive except for compensation previously accrued and except for the amount set forth in Subsections 7(c)(ii) and (iii).

          (c) Termination by Executive for Cause, for Good Reason; Termination by EuroGas for Any Other Reason. Executive shall have the right to terminate this Agreement in the event of (i) EuroGas' breach of any covenant or term of this Agreement, but only if EuroGas fails to cure such breach within thirty (30) days following the receipt of notice by Executive setting forth the conditions giving rise to such breach; (ii) an assignment to Executive of any duties inconsistent with, or a significant change in the nature or scope of, Executive's authority or duties from the authority and duties held by Executive as of the date hereof and as increased from time to time, including the removal, replacement, or non-election of Executive as a member of the Board; (iii) the failure by EuroGas to obtain the assumption of the commitment to perform this Agreement by any successor corporation (any such grounds for termination by the Executive being hereafter referred to as "Good Reason").

          If this Agreement is terminated pursuant to this Section 7(c), the Executive shall be entitled to receive all compensation previously accrued and the following amounts and benefits:

               (i) the amount of base salary that would have been paid to Executive pursuant to the provisions of this Agreement for the remainder of the Employment Period determined as if Executive's employment with EuroGas had not been terminated, such amounts to be payable at the same and under the same terms and conditions as would have been applicable had Executive's employment continued;

               (ii) effective as of the date of termination, (x) immediate vesting and exercisability of, and termination of any restrictions on sale or transfer (other than any such restriction arising by operation of law) with respect to each and every stock option, restricted stock award, restricted stock unit award and other equity-based award and performance award (each a "Compensatory Award") that is outstanding as of a time immediately prior to the date of termination, including, but not limited to, the option referred to in Subsection 4(c) hereof, and
          (y) the extension of the term during which each and every Compensatory Award may be exercised by the Executive until the earlier of (1) the first anniversary of the date of termination or (2) the date upon which the right to exercise any Compensatory Award would have expired if the Executive has continued to be employed by EuroGas under the terms of this Agreement;

               (iii)for the remainder of the Employment Period benefits to be provided at the expense of EuroGas pursuant to Subsection 4(h) for the longer of one year or the period required by law to allow continuation of insurance benefits (currently known as COBRA), but in no event longer than three (3) years.

          The Executive shall also be entitled to the foregoing compensation if EuroGas terminates or purports to terminate this Agreement other than as expressly permitted pursuant to Subsections 6(a) and (b) hereof.

     7. Indemnification. EuroGas shall indemnify Executive and hold Executive harmless from liability for acts or decisions made by Executive while performing services for EuroGas to the greatest extent permitted by applicable law.
EuroGas shall use its best efforts to obtain coverage for Executive under any insurance policy now in force or hereafter obtained during the term of this Agreement insuring officers and directors of EuroGas against such liability. Executive agrees to indemnify and to hold EuroGas harmless from any and all damages, losses, claims, liabilities, costs, or expenses arising from Executive's acts or omissions in violation of his duties under this Agreement which constitute fraud.

     8. Notice. Any notice or request required or permitted to be given hereunder shall be sufficient if in writing and delivered personally, sent by facsimile transmission, or sent by registered mail, return receipt requested, to the addresses hereinabove set forth or to any other address designated by either of the parties hereto by notice similarly given. Such notice shall be deemed to have been given upon such personal delivery, facsimile transmission, or mailing, as the case may be, to the addresses set forth below:

          If to Executive, to:     Martin Schuepbach, President
                                   Danube International Petroleum Company
                                   2651 N. Harwood, Suite 120
                                   Dallas, Texas  75201
                                   Fax:  (214) 880-9608

          With a copy to:          Mr. Geoffrey Newton
                                   Baker & Botts, L.L.P.
                                   2001 Ross Avenue
                                   Dallas, Texas  75201
                                   Fax:  (214) 953-6503

          If to EuroGas, to:       Hank Blankenstein
                                   EuroGas, Inc.
                                   435 West Universal Circle
                                   Sandy, Utah  84070
                                   Fax:  (801) 255-2005
                                   Confirmation:  (801) 255-0862

          With a copy to:          Howard S. Landa, Esq.
                                   Kruse, Landa & Maycock, L.L.C.
                                   Eighth Floor, Bank One Tower
                                   50 West Broadway
                                   Salt Lake City, Utah 84101
                                   Fax:  (801) 359-3954
                                   Confirmation:  (801) 531-7090

     9.   Successors.

          (a) This Agreement is personal to the Executive and without the prior written consent of EuroGas shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon EuroGas and its successors and assigns.

          (c) EuroGas will require any successor (whether direct or indirect, by purchase merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of EuroGas to assume expressly and agree to perform this Agreement in the same manner and to the same extent that EuroGas would be required to perform it if no such succession had taken place. As used in this Agreement, "EuroGas" shall mean EuroGas has hereinabove defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     10. Attorneys' Fees. In the event that any action, suit, arbitration, or other proceeding is instituted concerning or arising out of this Agreement, the prevailing party shall be entitled to recover all of such party's costs, including reasonable attorneys' fees, incurred in each and every such action, suit, arbitration, or other proceeding, including any and all appeals or petitions therefrom.

     11. Validity of Provisions and Severability. If any provision of this Agreement is, or becomes, or is deemed invalid, illegal, or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to the applicable jurisdiction, or if it cannot be so amended without materially altering the intention of the parties, it will be stricken. However, the validity, legality, and enforceability of any such provisions shall not in any way be effected or impaired thereby in any other jurisdiction and the remainder of this Agreement shall remain in full force and effect.

     12   Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties pertaining to the subject matter of this Agreement. This Agreement supersedes all prior agreements, if any, any understandings, negotiations, and discussions, whether oral or written. No supplement, modification, waiver, or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

     13. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the state of Utah.

     14. Superseding. This Agreement shall supersede any and all previous employment agreements executed between the Executive and Danube International Petroleum Company, or any of its subsidiaries or affiliates.

     IN WITNESS WHEREOF, EuroGas has caused this Agreement to be signed by its duly authorized officer and Executive has signed this Agreement as of the date first above written.

                              EuroGas:

                                   EUROGAS, INC.


                                   By  /s/ Hank Blankenstein
                                     Hank Blankenstein, Secretary/Treasurer


                              Executive:


                                   /s/ Martin Schuepbach
                                   Martin Schuepbach